UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 21, 2015
Date of Report (Date of earliest event reported)

SHORETEL, INC.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-33506	77-0443568
(Commission file number)	(I.R.S. Employer Identification No.)

960 Stewart Drive, Sunnyvale, CA	94085
(Address of principal executive offices)	(Zip Code)

(408) 331-3300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 21, 2015, ShoreTel, Inc. (“ShoreTel”) entered into a Membership Interest Purchase Agreement (the “Agreement”) with Novation Companies, Inc. (“Parent”) and Corvisa Services LLC (“Seller”) to acquire Corvisa LLC (“Corvisa”), a wholly owned, direct subsidiary of Seller and wholly owned, indirect subsidiary of Parent.  The Agreement provides that the acquisition will be accomplished by ShoreTel’s purchase of all of the outstanding membership interests of Corvisa from Seller (the “Purchase”).

Subject to the terms and conditions of the Agreement, ShoreTel has agreed to acquire all of the outstanding membership interests of Corvisa for approximately $8.5 million in cash (the “Total Consideration”). The Total Consideration is subject to adjustment based on Corvisa’s working capital at closing and certain liabilities of Corvisa, including, among other things, unpaid transaction costs, indebtedness and bonuses (the “Adjusted Cash Consideration”).

The Agreement contains customary representations and warranties of each of ShoreTel and, with respect to Corvisa, Parent and Seller. The representations and warranties of each party set forth in the Agreement have been made solely for the benefit of the other parties to the Agreement, and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (1) have been qualified by disclosure schedules that the parties have exchanged in connection with the execution of the Agreement, (2) are subject to the materiality standards set forth in the Agreement, which may differ from what may be viewed as material by investors, (3) in certain cases, were made as of a specific date, and (4) may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Accordingly, no person should rely on the representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the execution of the Agreement.

Pursuant to the Agreement, following the consummation of the Purchase, Parent has agreed to indemnify ShoreTel for any losses related to certain matters, including, among other things, failures of representations or warranties of Parent and Seller contained in the Agreement to be true and correct, failure by Parent or Seller to perform or comply with any covenant applicable to it contained in the Agreement, and for other specified and customary matters. As partial security for such indemnification obligations, the parties agreed that, at the closing of the Purchase, 12% of the Total Consideration shall be deposited into an escrow fund.

The Agreement contains customary covenants of ShoreTel, Parent and Seller, including, among other things, a covenant by Parent and Seller to conduct Corvisa’s business in the ordinary course between the execution of the Agreement and consummation of the Purchase and not to engage in certain kinds of transactions during such period.

The closing of the Purchase is subject to customary closing conditions, including, among other things, (i) the absence of any law or order prohibiting the Purchase, (ii) the absence of a material adverse effect with respect to Corvisa, (iii) the accuracy, in all material respects, of the representations and warranties of the other party at the time of the closing of the Purchase (and the accuracy in all respects of certain fundamental representations and warranties of Parent and Seller) and (iv) compliance in all material respects by the other party with its covenants.

The parties intend to consummate the transaction as soon as practicable and currently anticipate that the closing will occur no later than the first quarter of calendar 2016.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which ShoreTel intends to file with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ShoreTel, Inc.

Date:	December 21, 2015	By:	/s/ Allen Seto
			Name:	Allen Seto
			Title:	VP and General Counsel